EXHIBIT 5


                      Metzger, Hollis, Gordon & Mortimer
                        1275 K Street, N.W., Suite 1000
                            Washington, D.C.  20005
                                (202) 842-1600



                               January  24, 1994


   Zions Bancorporation
   1380 Kennecott Building
   Salt Lake City, Utah  84133

   Gentlemen:

             We have acted as counsel to Zions Bancorporation ("Zions") in connection with the Agreement and Plan of Reorganization among Rio Salado Bancorp, Inc. ("Rio Salado"), Rio Salado Bank (the "Bank"), Zions, and Zions First National Bank of Arizona ("Zions Arizona"), dated November 18, 1993 and a related Plan of Merger between Rio Salado and ZAZMAC, Inc. ("ZAZMAC"), a wholly-owned subsidiary of Zions, and an Agreement to Merge between the Bank and Zions Arizona (collectively, the "Plan of Reorganization"), whereby Rio Salado will be merged into ZAZMAC, with ZAZMAC being the surviving corporation, and whereby the Bank will be merged into Zions Arizona (collectively, the "Rio Salado Merger"). At the time the Rio Salado Merger becomes effective, all of the issued and outstanding shares of common stock, no par value, of Rio Salado ("Rio Salado Common Stock"), other than shares as to which the holders exercise dissenters' rights, will be exchanged for shares of common stock, no par value, of Zions ("Zions Common Stock").

             We are also acting as counsel to Zions in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Zions with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the aggregate maximum of 400,000 shares of Zions Common Stock into which outstanding Rio Salado Common Stock may be converted upon effectiveness of the Rio Salado Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

             In connection with this opinion, we have examined, among other things:

             (1)  an executed copy of the Plan of Reorganization;

             (2) a copy certified to our satisfaction of the Restated Articles of Incorporation of Zions as in effect on the date hereof;
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             (3)  copies certified to our satisfaction of resolutions
                  adopted by the Board of Directors of Zions on November 5, 1993, including resolutions approving the Plan of Reorganization; and

             (4) such other documents, corporate proceedings, and statutes as we considered necessary to enable us to furnish this opinion.

             We have assumed for the purpose of this opinion that:

             (1) the Plan of Reorganization has been duly and validly authorized, executed, and delivered by Rio Salado; and

             (2) the Rio Salado Merger will be consummated in accordance with the terms of the Plan of Reorganization.

             Based upon the foregoing, we are of the opinion that the shares of Zions Common Stock into which the outstanding Rio Salado Common Stock will be converted in the Rio Salado Merger will, at the time such Merger becomes effective, be duly authorized, validly issued, fully paid and nonassessable shares of Zions Common Stock.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in Proxy Statement/Prospectus forming a part of the Registration Statement.

                                 Very truly yours,

                                 METZGER, HOLLIS, GORDON & MORTIMER



                                 By  /S/ Laurence S. Lese
                                     Laurence S. Lese

   LSL/sls

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